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                     February 16, 2021

       Xavier D. Williams
       Chief Executive Officer
       American Virtual Cloud Technologies, Inc.
       1720 Peachtree Street, Suite 629
       Atlanta, GA 30309

                                                        Re: American Virtual
Cloud Technologies, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 15,
2021
                                                            File No. 001-38167

       Dear Mr. Williams:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Jason Simon, Esq.